EXHIBIT 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 (No. 2-77162), in the Prospectus constituting part of the Registration Statement on Form S-8 (No. 33-38208), in the Prospectus constituting part of the Registration Statement on Form S-8 (No. 33-61846) in the Prospectus constituting part of the Registration Statement on Form S-8 (No. 33-56535), and in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-56533) of Tech-Sym Corporation of our report dated February 23, 1995, appearing on page 36 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of this Form 10-K.

/s/Price Waterhouse LLP
   PRICE WATERHOUSE LLP
   Houston, Texas
   March 29, 1995